EXHIBIT 99.1

Steelcase Reports Third Quarter Fiscal 2024 Results

  Orders grew 15% compared to prior year and improved modestly on a sequential basis
  Gross margin improved 360 basis points compared to prior year
  International generated operating income of $6.6 million
  Total liquidity strengthened by $110 million during the third quarter

GRAND RAPIDS, Mich., Dec. 19, 2023 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE: SCS) today reported third quarter revenue of $777.9 million, net income of $30.8 million, or $0.26 per share, and adjusted earnings per share of $0.30. In the prior year, Steelcase reported revenue of $826.9 million, net income of $11.4 million, or $0.10 per share, and adjusted earnings per share of $0.20.

Revenue and order growth (decline) compared to the prior year were as follows:

	Q3 2024 vs. Q3 2023
	Revenue Growth (Decline)	Organic Revenue Growth (Decline)	Organic Order Growth

Americas	(5)%	(4)%	16%
International	(7)%	(11)%	10%
Steelcase Inc.	(6)%	(6)%	15%

Revenue decreased 6 percent in the third quarter compared to the prior year, including 5 percent in the Americas and 7 percent in International. On an organic basis, revenue decreased 6 percent, including 4 percent in the Americas and 11 percent in International. The organic decline was driven by a lower backlog at the start of the third quarter.

Orders (adjusted for the impact of divestitures and currency translation effects) grew 15 percent in the third quarter compared to the prior year. Orders grew 16 percent in the Americas and 10 percent in International. The order growth in the Americas was primarily driven by large corporate customers in both continuing and project business. The order growth in International was primarily driven by Asia Pacific. On a consolidated basis, orders grew 1 percent sequentially versus the second quarter.

“Consistent with our expectations, orders remained relatively stable on a sequential basis this quarter and reflected strong growth versus the prior year,” said Sara Armbruster, president and CEO. “Our 16 percent year-over-year growth in the Americas was driven by our large corporate customers, which we believe is representative of the strength of our offering as companies invest in their workplaces to support new ways of working.”

Operating income and adjusted operating income were as follows:

	Operating income		Adjusted operating income
	(Unaudited)		(Unaudited)
	Three months ended		Three months ended
	November 24, 2023	November 25, 2022	November 24, 2023	November 25, 2022
Americas	$37.2	$17.3	$40.8	$33.4
International	6.6	3.2	9.3	4.3
	$43.8	$20.5	$50.1	$37.7

Operating income of $43.8 million in the third quarter represented an increase of $23.3 million compared to the prior year, and adjusted operating income of $50.1 million in the third quarter represented an increase of $12.4 million compared to the prior year. The current year included a $9.5 million benefit from a decrease in the valuation of an acquisition earnout liability ($4.7 million was recorded in the Americas and $4.8 million was recorded in International) and $5.4 million of gains on the sale of land and other fixed assets in the Americas.

“Our third quarter earnings per share benefited by approximately $0.10 related to the reversal of an accrued earnout liability and gains from the sale of fixed assets, which was $0.06 higher than the third quarter impact we had expected from $10 million of projected gains from the sale of fixed assets,” said Dave Sylvester, senior vice president and CFO. “Setting aside the impact of these items, our third quarter results were in line with our expectations, as the impact of lower-than-expected revenue was offset by a more favorable gross margin and lower operating expenses.”

Gross margin of 32.4 percent in the third quarter represented an increase of 360 basis points compared to the prior year. The increase was driven by higher pricing benefits and operational improvements, partially offset by the impact of lower volume.

Operating expenses of $206.5 million in the third quarter represented a decrease of $1.6 million compared to the prior year. Operating expenses benefited from a $9.5 million decrease in the valuation of an acquisition earnout liability and $5.4 million of gains on the sale of land and other fixed assets, partially offset by $7.4 million of higher variable compensation expense and $2.7 million unfavorable currency translation effects.

Total liquidity, comprised of cash and cash equivalents and the cash surrender value of company-owned life insurance, aggregated to $424.6 million at the end of the third quarter, representing an increase of $110.1 million from the end of the second quarter. Total debt was $446.1 million. Trailing four quarter adjusted EBITDA of $264.2 million (or 8.3 percent of revenue) represented an increase of 49 percent compared to the prior year.

The Board of Directors has declared a quarterly cash dividend of $0.10 per share, to be paid on or before January 16, 2024, to shareholders of record as of January 4, 2024.

Outlook

At the end of the third quarter, the company’s backlog of customer orders was approximately $699 million, which was 10 percent lower than the prior year. Orders through the first three weeks of the fourth quarter of fiscal 2024 grew 7 percent compared to the prior year. As a result, the company expects fourth quarter fiscal 2024 revenue to be in the range of $765 to $790 million. The company reported revenue of $801.7 million in the fourth quarter of fiscal 2023. The projected revenue range translates to a decline of 1 to 5 percent compared to the prior year, or organic growth (decline) of (2) to 1 percent.

The company expects to report earnings per share of between $0.16 to $0.20 for the fourth quarter of fiscal 2024 and adjusted earnings per share of between $0.19 to $0.23. The company reported earnings per share of $0.13 and adjusted earnings per share of $0.19 in the fourth quarter of fiscal 2023.

The fourth quarter estimates include:

  gross margin of approximately 31.5 percent (compared to 29.8 percent in the prior year), projected operating expenses of between $210 to $215 million, which includes $4.3 million of amortization of purchased intangible assets, projected interest expense, investment income and other income, net, of approximately $3 million and a projected effective tax rate of 24 percent.

“We are proud of the progress we've been making in fiscal 2024 to improve our profitability which has supported the increase in our stock price this year,” said Sara Armbruster. “We've strengthened our liquidity largely through our strong earnings and working capital improvements, allowing us to continue investing in our growth strategies to lead the workplace transformation and diversify the customer and market segments we serve.”

Business Segment Results
(in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended			Nine Months Ended
	November 24, 2023	November 25, 2022	% Change	November 24, 2023	November 25, 2022	% Change

Revenue
Americas (1)	$586.1	$619.8	(5)%	$1,838.2	$1,840.6	—%
International (2)	191.8	207.1	(7)%	546.2	590.3	(7)%
	$777.9	$826.9	(6)%	$2,384.4	$2,430.9	(2)%

Revenue mix
Americas	75.3%	75.0%	77.1%	75.7%
International	24.7%	25.0%	22.9%	24.3%

Operating income (loss)
Americas	$37.2	$17.3	$117.0	$44.2
International	6.6	3.2	(24.9)	(7.4)
	$43.8	$20.5	$92.1	$36.8

Operating margin	5.6%	2.5%	3.9%	1.5%

Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada, the Caribbean Islands and Latin America with a comprehensive portfolio of furniture, architectural, textile and surface imaging products that are marketed to corporate, government, healthcare, education and retail customers primarily through the Steelcase, AMQ, Coalesse, Designtex, HALCON, Orangebox, Smith System and Viccarbe brands.
  The International segment serves customers in EMEA and Asia Pacific with a comprehensive portfolio of furniture and architectural products that are marketed to corporate, government, education and retail customers primarily through the Steelcase, Coalesse, Orangebox, Smith System and Viccarbe brands.
QUARTER OVER QUARTER ORGANIC REVENUE GROWTH (DECLINE) BY SEGMENT
Q3 2024 vs. Q3 2023
(Unaudited)
	Steelcase Inc.	Americas	International

Q3 2023 revenue	$826.9	$619.8	$207.1
Divestitures	(11.0)	(8.6)	(2.4)
Currency translation effects	10.6	(0.4)	11.0
Q3 2023 revenue, adjusted	$826.5	$610.8	$215.7

Q3 2024 revenue	$777.9	$586.1	$191.8
Organic growth (decline) $	$(48.6)	$(24.7)	$(23.9)
Organic growth (decline) %	(6)%	(4)%	(11)%

ADJUSTED EARNINGS PER SHARE
(Unaudited)	(Unaudited)
	Three Months Ended
	November 24, 2023	November 25, 2022
Earnings per share	$0.26	$0.10
Amortization of purchased intangible assets, per share	0.04	0.05
Income tax effect of amortization of purchased intangible assets, per share	(0.01)	(0.02)
Restructuring costs, per share	0.02	0.09
Income tax effect of restructuring costs, per share	(0.01)	(0.02)
Adjusted earnings per share	$0.30	$0.20

ADJUSTED EBITDA
(Unaudited)
	Three Months Ended				Trailing Four Quarters Ended
	February 24, 2023	May 26, 2023	August 25, 2023	November 24, 2023	November 24, 2023
Net income	$15.7	$1.5	$27.5	$30.8	$75.5
Income tax expense	8.7	1.4	9.5	9.8	29.4
Interest expense	7.2	6.6	6.6	6.4	26.8
Depreciation and amortization	22.8	20.4	21.3	21.1	85.6
Share-based compensation	3.6	13.7	4.2	3.4	24.9
Restructuring costs	3.9	8.1	7.9	2.1	22.0
Adjusted EBITDA	$61.9	$51.7	$77.0	$73.6	$264.2

Revenue	$801.7	$751.9	$854.6	$777.9	$3,186.1
Adjusted EBITDA as a percentage of revenue	7.7%	6.9%	9.0%	9.5%	8.3%

ADJUSTED EBITDA
(Unaudited)
	Three Months Ended				Trailing Four Quarters Ended
	February 25, 2022	May 27, 2022	August 26, 2022	November 25, 2022	November 25, 2022
Net income (loss)	$(2.2)	$(11.4)	$19.6	$11.4	$17.4
Income tax expense (benefit)	1.2	(4.4)	6.8	5.2	8.8
Interest expense	6.4	6.4	7.2	7.6	27.6
Depreciation and amortization	21.0	20.2	23.5	23.5	88.2
Share-based compensation	2.5	12.0	3.1	2.1	19.7
Restructuring costs	—	4.2	0.5	10.6	15.3
Adjusted EBITDA	$28.9	$27.0	$60.7	$60.4	$177.0

Revenue	$753.1	$740.7	$863.3	$826.9	$3,184.0
Adjusted EBITDA as a percentage of revenue	3.8%	3.6%	7.0%	7.3%	5.6%

PROJECTED ORGANIC REVENUE GROWTH (DECLINE)
Q4 2024 vs. Q4 2023
Steelcase Inc.

Q4 2023 revenue	$801.7
Divestitures	(18.8)
Currency translation effects	1.3
Q4 2023 revenue, adjusted	$784.2

Q4 2024 revenue, projected	$765 - 790
Organic growth (decline) $	$(19) - 6
Organic growth (decline) %	(2) - 1%

PROJECTED ADJUSTED EARNINGS PER SHARE
	Three Months Ended
	February 23, 2024	February 24, 2023
Earnings per share	$0.16 - 0.20	$0.13
Amortization of purchased intangible assets, per share	0.04	0.05
Income tax effect of amortization of purchased intangible assets, per share	(0.01)	(0.01)
Restructuring costs, per share	—	0.03
Income tax effect of restructuring costs, per share	—	(0.01)
Adjusted earnings per share	$0.19 - 0.23	$0.19

Steelcase Inc.
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 24, 2023		November 25, 2022		November 24, 2023		November 25, 2022
Revenue	$777.9	100.0%	$826.9	100.0%	$2,384.4	100.0%	$2,430.9	100.0%
Cost of sales	525.5	67.6	587.7	71.0	1,611.2	67.6	1,748.4	71.9
Restructuring costs	0.1	—	1.4	0.2	2.9	0.1	2.3	0.1
Gross profit	252.3	32.4	237.8	28.8	770.3	32.3	680.2	28.0
Operating expenses	206.5	26.5	208.1	25.2	663.0	27.8	630.4	26.0
Restructuring costs	2.0	0.3	9.2	1.1	15.2	0.6	13.0	0.5
Operating income	43.8	5.6	20.5	2.5	92.1	3.9	36.8	1.5
Interest expense	(6.4)	(0.8)	(7.6)	(0.9)	(19.6)	(0.8)	(21.2)	(0.9)
Investment income	2.3	0.3	0.3	—	3.6	0.1	0.7	—
Other income, net	0.9	0.1	3.4	0.4	4.4	0.2	10.9	0.5
Income before income tax expense	40.6	5.2	16.6	2.0	80.5	3.4	27.2	1.1
Income tax expense	9.8	1.2	5.2	0.6	20.7	0.9	7.6	0.3
Net income	$30.8	4.0%	$11.4	1.4%	$59.8	2.5%	$19.6	0.8%

Operating income	$43.8	5.6%	$20.5	2.5%	$92.1	3.9%	$36.8	1.5%
Amortization of purchased intangible assets	4.2	0.5	6.6	0.8	12.9	0.6	16.8	0.7
Restructuring costs	2.1	0.3	10.6	1.3	18.1	0.7	15.3	0.6
Adjusted operating income	$50.1	6.4%	$37.7	4.6%	$123.1	5.2%	$68.9	2.8%

Americas
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 24, 2023		November 25, 2022		November 24, 2023		November 25, 2022
Revenue	$586.1	100.0%	$619.8	100.0%	$1,838.2	100.0%	$1,840.6	100.0%
Cost of sales	392.9	67.0	437.2	70.6	1,224.9	66.6	1,312.1	71.3
Restructuring costs	0.4	0.1	1.4	0.2	1.0	0.1	2.3	0.1
Gross profit	192.8	32.9	181.2	29.2	612.3	33.3	526.2	28.6
Operating expenses	155.5	26.6	154.7	24.9	494.4	26.9	469.0	25.5
Restructuring costs	0.1	—	9.2	1.5	0.9	—	13.0	0.7
Operating income	37.2	6.3	17.3	2.8	117.0	6.4	44.2	2.4
Amortization of purchased intangible assets	3.1	0.6	5.5	0.9	9.4	0.5	13.4	0.8
Restructuring costs	0.5	0.1	10.6	1.7	1.9	0.1	15.3	0.8
Adjusted operating income	$40.8	7.0%	$33.4	5.4%	$128.3	7.0%	$72.9	4.0%

International
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 24, 2023		November 25, 2022		November 24, 2023		November 25, 2022
Revenue	$191.8	100.0%	$207.1	100.0%	$546.2	100.0%	$590.3	100.0%
Cost of sales	132.6	69.2	150.5	72.7	386.3	70.7	436.3	73.9
Restructuring costs (benefits)	(0.3)	(0.2)	—	—	1.9	0.4	—	—
Gross profit	59.5	31.0	56.6	27.3	158.0	28.9	154.0	26.1
Operating expenses	51.0	26.6	53.4	25.8	168.6	30.9	161.4	27.4
Restructuring costs	1.9	1.0	—	—	14.3	2.6	—	—
Operating income (loss)	6.6	3.4	3.2	1.5	(24.9)	(4.6)	(7.4)	(1.3)
Amortization of purchased intangible assets	1.1	0.6	1.1	0.6	3.5	0.6	3.4	0.6
Restructuring costs	1.6	0.8	—	—	16.2	3.0	—	—
Adjusted operating income (loss)	$9.3	4.8%	$4.3	2.1%	$(5.2)	(1.0)%	$(4.0)	(0.7)%

Webcast
Steelcase will discuss third quarter results and business outlook on a conference call at 8:30 a.m. Eastern time tomorrow.

Non-GAAP Financial Measures
This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the condensed consolidated statements of income, balance sheets or statements of cash flows of the company. The non-GAAP financial measures used are (1) organic revenue growth (decline), (2) adjusted operating income (loss), (3) adjusted earnings per share and (4) adjusted EBITDA. Pursuant to the requirements of Regulation G, the company has provided a reconciliation of each of the non-GAAP financial measures to the most directly comparable GAAP financial measure in the tables above. These measures are supplemental to, and should be used in conjunction with, the most comparable GAAP measures. Management uses these non-GAAP financial measures to monitor and evaluate financial results and trends.

Organic Revenue Growth (Decline)
The company defines organic revenue growth (decline) as revenue growth (decline) excluding the impact of acquisitions and divestitures and foreign currency translation effects. Organic revenue growth (decline) is calculated by adjusting prior year revenue to include revenues of acquired companies prior to the date of the company's acquisition, to exclude revenues of divested companies and to use current year average exchange rates in the calculation of foreign-denominated revenue. The company believes organic revenue growth (decline) is a meaningful metric to investors as it provides a more consistent comparison of the company's revenue to prior periods as well as to industry peers.

Adjusted Operating Income (Loss) and Adjusted Earnings Per Share
The company defines adjusted operating income (loss) as operating income (loss) excluding amortization of purchased intangible assets and restructuring costs. The company defines adjusted earnings per share as earnings per share excluding amortization of purchased intangible assets and restructuring costs, net of related income tax effects.

Amortization of purchased intangible assets: The company may record intangible assets (such as backlog, dealer relationships, trademarks, know-how and designs and proprietary technology) when it acquires companies. The company allocates the fair value of purchase consideration to net tangible and intangible assets acquired based on their estimated fair values. The fair value estimates for these intangible assets require management to make significant estimates and assumptions, which include the useful lives of intangible assets. The company believes that adjusting for amortization of purchased intangible assets provides a more consistent comparison of its operating performance to prior periods as well as to industry peers. As the company's business strategy in recent years has included an increased number of acquisitions, intangible asset amortization has become more significant.

Restructuring costs: Restructuring costs may be recorded as the company's business strategies change or in response to changing market trends and economic conditions. The company believes that adjusting for restructuring costs, which are primarily associated with business exit and workforce reduction costs, provides a more consistent comparison of its operating performance to prior periods as well as to industry peers.

Adjusted EBITDA
The company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization ("EBITDA") adjusted to exclude share-based compensation and restructuring costs. The company believes adjusted EBITDA provides investors with useful information regarding the operating profitability of the company as well as a useful comparison to other companies. EBITDA is a measurement commonly used in capital markets to value companies and is used by the company's lenders and rating agencies to evaluate its performance. The company adjusts EBITDA for share-based compensation as it represents a significant non-cash item which impacts its earnings. The company also adjusts EBITDA for restructuring costs to provide a more consistent comparison of its earnings to prior periods as well as to industry peers.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to the company, based on current beliefs of management as well as assumptions made by, and information currently available to, the company. Forward-looking statements generally are accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “possible,” “potential,” “predict,” “project," "target” or other similar words, phrases or expressions. Although the company believes these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements and vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters, pandemics and other Force Majeure events; cyberattacks; changes in the legal and regulatory environment; changes in raw material, commodity and other input costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

About Steelcase Inc.

Established in 1912, Steelcase is a global design and thought leader in the world of work. We help people do their best work by creating places that work better. Along with more than 35 creative and technology partner brands, we research, design and manufacture furnishings and solutions for the many places where work happens — including learning, health and work from home. Our solutions come to life through our community of expert Steelcase dealers in approximately 770 locations, as well as our online Steelcase store and other retail partners. Founded in Grand Rapids, Michigan, Steelcase is a publicly traded company with fiscal year 2023 revenue of $3.2 billion. With 12,000 global employees and our dealer community, we come together for people and the planet — using our business to help the world work better.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	November 24, 2023	November 25, 2022	November 24, 2023	November 25, 2022
Revenue	$777.9	$826.9	$2,384.4	$2,430.9
Cost of sales	525.5	587.7	1,611.2	1,748.4
Restructuring costs	0.1	1.4	2.9	2.3
Gross profit	252.3	237.8	770.3	680.2
Operating expenses	206.5	208.1	663.0	630.4
Restructuring costs	2.0	9.2	15.2	13.0
Operating income	43.8	20.5	92.1	36.8
Interest expense	(6.4)	(7.6)	(19.6)	(21.2)
Investment income	2.3	0.3	3.6	0.7
Other income, net	0.9	3.4	4.4	10.9
Income before income tax expense	40.6	16.6	80.5	27.2
Income tax expense	9.8	5.2	20.7	7.6
Net income	$30.8	$11.4	$59.8	$19.6

Earnings per share:
Basic	$0.26	$0.10	$0.50	$0.17
Diluted	$0.26	$0.10	$0.50	$0.17
Weighted average shares outstanding - basic	118.9	117.2	118.5	117.1
Weighted average shares outstanding - diluted	119.4	117.6	119.0	117.4

Dividends declared and paid per common share	$0.100	$0.100	$0.300	$0.390

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
	(Unaudited)
	November 24, 2023	February 24, 2023
ASSETS
Current assets:
Cash and cash equivalents	$262.0	$90.4
Accounts receivable, net of allowance of $6.3 and $6.5	354.5	373.3
Inventories	259.8	319.7
Prepaid expenses	31.0	28.9
Assets held for sale	19.3	29.0
Other current assets	42.2	42.7
Total current assets	968.8	884.0

Property, plant and equipment, net of accumulated depreciation of $1,116.8 and $1,088.6	362.2	376.5
Company-owned life insurance ("COLI")	162.6	157.3
Deferred income taxes	117.6	117.3
Goodwill	274.9	276.8
Other intangible assets, net of accumulated amortization of $110.6 and $97.6	98.8	111.2
Investments in unconsolidated affiliates	52.6	51.1
Right-of-use operating lease assets	171.7	198.3
Other assets	37.7	30.3
Total assets	$2,246.9	$2,202.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$231.6	$203.5
Short-term borrowings and current portion of long-term debt	—	35.7
Current operating lease obligations	45.0	44.7
Accrued expenses:
Employee compensation	150.1	120.0
Employee benefit plan obligations	35.1	31.2
Accrued promotions	20.2	26.7
Customer deposits	54.0	50.8
Other	94.6	90.7
Total current liabilities	630.6	603.3

Long-term liabilities:
Long-term debt less current maturities	446.1	445.5
Employee benefit plan obligations	100.4	103.0
Long-term operating lease obligations	142.1	169.9
Other long-term liabilities	51.8	54.9
Total long-term liabilities	740.4	773.3
Total liabilities	1,371.0	1,376.6

Shareholders’ equity:
Additional paid-in capital	37.3	19.4
Accumulated other comprehensive income (loss)	(64.8)	(72.5)
Retained earnings	903.4	879.3
Total shareholders’ equity	875.9	826.2
Total liabilities and shareholders’ equity	$2,246.9	$2,202.8

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)

	Nine Months Ended
	November 24, 2023	November 25, 2022
OPERATING ACTIVITIES
Net income	$59.8	$19.6
Depreciation and amortization	62.8	67.2
Share-based compensation	22.1	18.0
Restructuring costs	18.1	15.3
Change in fair value of contingent consideration	(9.5)	—
Other	(12.4)	(4.3)
Changes in operating assets and liabilities:
Accounts receivable	5.8	(68.1)
Inventories	59.8	(48.2)
Income taxes receivable	(4.6)	25.4
Other assets	0.3	(15.7)
Accounts payable	30.2	7.8
Employee compensation liabilities	17.3	17.0
Employee benefit obligations	(1.7)	(14.0)
Customer deposits	5.1	(19.8)
Accrued expenses and other liabilities	(1.8)	1.2
Net cash provided by operating activities	251.3	1.4

INVESTING ACTIVITIES
Capital expenditures	(37.4)	(42.8)
Proceeds from disposal of fixed assets	28.2	5.6
Acquisition, net of cash acquired	—	(105.3)
Other	4.0	15.0
Net cash used in investing activities	(5.2)	(127.5)

FINANCING ACTIVITIES
Dividends paid	(35.7)	(45.6)
Borrowings on global committed bank facility	69.0	480.9
Repayments on global committed bank facility	(69.0)	(446.9)
Repayments on note payable	(32.2)	(2.1)
Other	(6.1)	(2.9)
Net cash used in financing activities	(74.0)	(16.6)
Effect of exchange rate changes on cash and cash equivalents	(0.2)	(2.6)
Net increase (decrease) in cash, cash equivalents and restricted cash	171.9	(145.3)
Cash and cash equivalents and restricted cash, beginning of period (1)	97.2	207.0
Cash and cash equivalents and restricted cash, end of period (2)	$269.1	$61.7

(1)	These amounts include restricted cash of $6.8 and $6.1 as of February 24, 2023 and February 25, 2022, respectively.
(2)	These amounts include restricted cash of $7.1 and $6.7 as of November 24, 2023 and November 25, 2022, respectively.

Restricted cash primarily represents funds held in escrow for potential future workers’ compensation and product liability claims.  The restricted cash balance is included as part of Other assets on the Condensed Consolidated Balance Sheets.

CONTACT:	Investor Contact:
Mike O'Meara
Investor Relations
(616) 246 - 4251

Media Contact:
Katie Woodruff
Corporate Communications
(616) 915 - 8505

Source: Steelcase
SC-ERR